Filed pursuant to Rule 424(b)(2)
Registration No. 333-177533

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
4.50% Notes due 2022	$300,000,000	99.232%	$297,696,000	$40,605.73

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS    SUPPLEMENT

(To Prospectus Dated October 26, 2011)

$300,000,000

BMC Software, Inc.

4.50% Notes Due 2022

This is an offering of $300,000,000 aggregate principal amount of our 4.50% Notes due 2022 (the “notes”). The notes will mature on December 1, 2022, unless redeemed prior to maturity. We will pay interest on the notes semiannually in arrears on each December 1 and June 1, commencing June 1, 2013.

We may redeem some or all of the notes at any time and from time to time at the prices described under the heading “Description of Notes — Optional Redemption.”

The notes will be our senior unsecured obligations. The notes will rank equally in right of payment with all of our other current and future senior unsecured debt and senior in right of payment to all of our future subordinated debt.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price (1)	99.232%	$297,696,000
Underwriting discount	0.650%	$1,950,000
Proceeds, before expenses, to BMC (1)	98.582%	$295,746,000

(1)	Plus accrued interest, if any, from November 16, 2012, if settlement occurs after that date.

The notes will not be listed on any securities exchange or quoted on any automated quotation system. There are currently no public markets for the notes.

We expect that the notes will be ready for delivery in book-entry form only through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank S.A./N.V., as operator of the Euroclear System and Clearstream Banking, société anonyme, against payment in New York, New York on or about November 16, 2012.

Joint Book-Running Managers

BofA Merrill Lynch	Barclays	J.P. Morgan

Co-Managers

Deutsche Bank Securities		RBS
Citigroup		Credit Suisse
HSBC	Morgan Stanley	Wells Fargo Securities

The date of this prospectus supplement is November 13, 2012.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not and the underwriters have not authorized anyone to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any state where the offer is not permitted. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy those securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information contained in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission (the “SEC”) that is incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate only as of their respective dates.

The terms the “Company,” “BMC,” “we,” “us” and “our” refer to BMC Software, Inc. and our consolidated subsidiaries, where appropriate.

Prospectus Supplement

i

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are identified by the use of the words “believe,” “expect,” “anticipate,” “will,” “contemplate,” “would” and similar expressions that contemplate future events. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Numerous important factors, risks and uncertainties affect our operating results, including, without limitation, those contained in this prospectus supplement, the accompanying prospectus and the documents that we incorporate by reference, and could cause our actual results, levels of activity, performance or achievement to differ materially from the results expressed or implied by these or any other forward-looking statements made by us or on our behalf. There can be no assurance that future results will meet expectations. You should pay particular attention to the important risk factors and cautionary statements referenced in the section of this prospectus supplement and the accompanying prospectus entitled “Risk Factors.” You should also carefully review the cautionary statements described in the other documents we file from time to time with the SEC, specifically our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We undertake no obligation to update any forward-looking statements.

SUMMARY

This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement and accompanying prospectus, as well as all the documents incorporated by reference in them, before making an investment decision.

The Company

BMC Software, Inc. is one of the world’s largest software companies. We provide IT management solutions for large, mid-sized and small enterprises and public sector organizations around the world. Our extensive portfolio of IT management software solutions simplifies and automates the management of IT processes, mainframe, distributed, virtualized and cloud computing environments, as well as applications and databases. We also provide our customers with maintenance and support services for our products and assist customers with software implementation, integration, IT process and organizational transformation, and education services. We were organized as a Texas corporation in 1980 and were reincorporated in Delaware in July 1988.

Our principal corporate offices are located at 2101 CityWest Boulevard, Houston, Texas 77042-2827. Our main telephone number is (713) 918-8800. Our website is located at www.bmc.com. Our internet website and the information contained therein or connected thereto are not incorporated into this prospectus supplement or the accompanying prospectus.

The Offering

The summary below describes the principal terms of the notes. Some of the terms and conditions described below are subject to important limitations and exceptions. See “Description of Notes” for a more detailed description of the terms and conditions of the notes.

Issuer	BMC Software, Inc.

Securities Offered	$300,000,000 aggregate principal amount of 4.50% Notes due 2022.

Maturity	December 1, 2022.

Interest Rate	The notes will bear interest at a rate of 4.50% per year payable semi-annually in arrears on December 1 and June 1 of each year, commencing on June 1, 2013.

Ranking	The notes will be our senior unsecured obligations. The notes will rank equally in right of payment with all of our other current and future senior unsecured debt and senior in right of payment to all of our future subordinated debt. The notes will be effectively subordinated to:

•	any of our secured debt, to the extent of the assets securing that debt; and

•	any debt for money borrowed and other liabilities of our subsidiaries, to the extent of the assets of those subsidiaries.

At September 30, 2012, we had total secured indebtedness of approximately $22.7 million, which is comprised primarily of capital lease obligations and other financed fixed asset purchases, and our subsidiaries had total indebtedness of approximately $2.3 million.

Covenants	The indenture governing the notes contains covenants that, among other things, will limit our ability to:

•	incur, create, assume or guarantee any debt for borrowed money secured by a lien upon our principal property;

•	enter into sale and lease-back transactions; and

•	consolidate with or merge into, or transfer or lease all or substantially all of our assets to, any other party.

These covenants are subject to important exceptions and qualifications that are described under the heading “Description of Notes — Limitation on Liens,” “— Limitation on Sale and Lease-Back Transactions” and “— Limitation on Mergers and Other Transactions” in this prospectus supplement.

Repurchase at the Option of Holders Upon a Change of Control Triggering Event	If we experience a “Change of Control Triggering Event” (as defined in “Description of Notes — Change of Control Offer”), we will be required, unless we have exercised our right to redeem the notes, to offer to purchase the notes at a purchase price equal to 101% of their principal amount plus accrued and unpaid interest.

Optional Redemption	The notes will be redeemable at our option, at any time in whole or from time to time in part, at a redemption price equal to the greater of 100% of the principal amount of the notes to be redeemed and the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 45 basis points, plus accrued and unpaid interest. See “Description of Notes — Optional Redemption.”

Sinking Fund	None.

Use of Proceeds	See “Use of Proceeds.”

Denominations and Form	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company (“DTC”). The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

No Listing	We do not intend to apply for the listing of the notes on any securities exchange or for the quotation of the notes in any dealer quotation system.

Risk Factors	An investment in the notes involves risks. You should carefully consider the information set forth in the sections entitled “Risk Factors” beginning on page S-5 of this prospectus supplement and in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012, as well as other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding whether to invest in the notes.

Trustee, Registrar and Paying Agent	Wells Fargo Bank, N.A.

RISK FACTORS

An investment in the notes is subject to risk. Before you decide to invest in the notes, you should carefully consider the specific factors discussed below, together with all the other information contained in this prospectus supplement, the accompanying prospectus as well as the documents incorporated by reference herein or therein. For further discussion of the risks, uncertainties and assumptions relating to our business, please see the notation in this prospectus supplement under the section entitled “Special Note on Forward-Looking Statements” as well as the discussion under the section entitled “Risk Factors” included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2012, as updated by annual, quarterly and other reports and documents that we file with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

The indenture does not restrict the amount of additional debt that we may incur.

At September 30, 2012, after giving effect to this offering, we would have had total indebtedness of approximately $1,146.6 million. We may be able to incur substantial additional indebtedness and other obligations that rank equal in right of payment with the notes in the future. In particular, the notes and indenture pursuant to which the notes will be issued do not place any limitation on the amount of unsecured debt that we or our subsidiaries may incur. Our incurrence of additional debt may have important consequences for you as a holder of the notes, including, without limitation:

•	we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

•	increases in our outstanding indebtedness and leverage may increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure;

•	our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited; and

•	our flexibility in planning for, or reacting to, changes in our business and our industry may be limited.

Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our consolidated operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

•	to seek additional financing in the debt or equity markets;

•	to refinance or restructure all or a portion of our indebtedness, including the notes;

•	to sell selected assets;

•	to reduce or delay planned capital expenditures; or

•	to reduce or delay planned operating expenditures.

Such measures might not be sufficient to enable us to service our debt, including the notes. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

The notes are effectively subordinated to the existing and future liabilities of our subsidiaries.

Our equity interest in our subsidiaries is subordinate to any debt and other liabilities and commitments of our subsidiaries to the extent of the value of the assets of such subsidiaries, whether or not secured, including any guarantee of our unsecured revolving credit facility as required under certain conditions thereunder for our significant subsidiaries (as defined in our credit facility). Because the notes will not be guaranteed by our subsidiaries, we may not have direct access to the assets of our subsidiaries unless these assets are transferred by dividend or otherwise to us. The ability of our subsidiaries to pay dividends or otherwise transfer assets to us is subject to various restrictions under applicable law. Our right to receive assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors. In addition, even if we are a creditor of any of our subsidiaries, our right as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any debt of our subsidiaries senior to that held by us.

We may repurchase our stock and reduce cash reserves and shareholders’ equity that are available for repayment of the notes.

We have repurchased, and expect to continue to repurchase, our common stock in the open market or in privately negotiated transactions. In the future, we may purchase our common stock with cash or other of our assets. These purchases may be significant, and any purchase would reduce cash and shareholders’ equity that are available to repay the notes.

We may not be able to repurchase all of the notes upon a change of control triggering event, which would result in a default under the notes.

We will be required to offer to repurchase the notes upon the occurrence of a change of control triggering event as provided in the indenture governing the notes. However, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms or other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the notes. See “Description of Notes — Change of Control Offer.”

We have limited covenants in the indenture governing the notes and these limited covenants may not protect your investment.

The indenture governing the notes does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•	limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the notes;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	restrict our ability to repurchase our common stock; or

•	restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, the indenture governing the notes contains only limited protections in the event of a change of control triggering event as described in this prospectus supplement.

The provisions of the notes will not necessarily protect you in the event of a highly leveraged transaction.

The terms of the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transactions involving us. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or, even if they do, may not necessarily constitute a change of control triggering event that affords you the protections described in this prospectus supplement. If any such transaction should occur, the value of your notes may decline.

There may not be an active trading market for the notes.

There is no existing market for the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including but not limited to prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including the time remaining to the maturity of the notes, the outstanding amount of the notes, the terms related to the optional redemption of the notes and the level, direction and volatility of market interest rates generally.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The following table presents our historical ratio of earnings to fixed charges for each of the years in the five-year period ended March 31, 2012 and the six-month period ended September 30, 2012. The ratios of earnings to fixed charges for each of the periods set forth below have been calculated on a consolidated basis and should be read in conjunction with our consolidated financial statements, including the accompanying notes thereto, incorporated by reference in this prospectus supplement.

	Year Ended March 31,					Six Months Ended September 30,
	2008	2009	2010	2011	2012	2012
	(dollars in millions, except ratios)
Earnings:
Earnings before income tax	$434.4	$363.9	$504.2	$531.3	$530.0	$197.2
Fixed charges (below)	18.9	36.8	39.5	40.2	43.1	31.4
Amortization of capitalized interest	—	0.2	0.8	1.8	3.2	2.0
Less: Capitalized Interest	—	(2.5)	(2.3)	(4.2)	(5.2)	(2.6)

Earnings before provision for income taxes and fixed charges	$453.3	$398.4	$542.2	$569.1	$571.1	$228.0

Fixed Charges:
Interest expense (a)	$1.1	$17.0	$21.3	$19.8	$23.3	$20.8
Capitalized Interest	—	2.5	2.3	4.2	5.2	2.6
Estimated interest component of rental expenses	17.8	17.3	15.9	16.2	14.6	8.0

Total Fixed Charges	$18.9	$36.8	$39.5	$40.2	$43.1	$31.4

Consolidated Ratios of Earnings to Fixed Charges	24.0x	10.8x	13.7x	14.2x	13.3x	7.3x

(a) Interest accrued on uncertain tax positions is presented within the provision for income taxes in the consolidated statements of operations and has been excluded from the determination of fixed charges.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $295.2 million, after deducting underwriting discounts and commissions and estimated expenses of the offering payable by us. We intend to use the net proceeds from this offering for general corporate purposes, which may include the repurchase of shares of our common stock in the open market or in privately negotiated transactions.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2012 on (1) an actual basis and (2) and as adjusted basis to give effect to the issuance of the notes offered hereby and the use of the proceeds therefrom.

You should read this in conjunction with our consolidated financial statements and the notes thereto, which are incorporated herein by reference.

	As of September 30, 2012
	Actual	As Adjusted
	(unaudited) (dollars in millions)
Cash and cash equivalents	$1,311.2	$1,606.4

Long-term debt, including current portion
7.25% Notes due 2018	299.0	299.0
4.25% Notes due 2022	497.5	497.5
4.50% Notes due 2022 offered hereby	—	297.7
Capital lease and other obligations	52.4	52.4

Total long-term debt, including current portion	848.9	1,146.6

Total stockholders’ equity	1,321.4	1,321.4

Total capitalization	$2,170.3	$2,468.0

DESCRIPTION OF NOTES

The following discussion of the terms of the notes supplements the description of the general terms and provisions of the debt securities contained in the accompanying prospectus and identifies any general terms and provisions described in the accompanying prospectus that will not apply to the notes. Certain terms used but not defined in this prospectus supplement have the meanings specified in the accompanying prospectus. In this prospectus supplement, we refer to the 4.50% Notes due 2022 as the “notes.” To the extent this summary differs from the summary in the accompanying prospectus, you should rely on the description of notes in this prospectus supplement.

When we refer to “we,” “our” and “us” in this section, we mean BMC Software, Inc. excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

General

The notes will be issued in an initial aggregate principal amount of $300,000,000. We will issue the notes under an indenture, to be entered into between Wells Fargo Bank, N.A., as trustee, and us, (the “base indenture”), as supplemented by a supplemental indenture to be entered into between us and the trustee (together with the base indenture, the “indenture”). You should read the accompanying prospectus for a general discussion of the terms and provisions of the indenture. We may, from time to time, without giving notice to or seeking the consent of the holders of the notes, issue additional notes having the same terms (except for the issue date, the public offering price and, in some cases, the first interest payment due) and ranking equally and ratably with the notes offered hereby. Any additional securities having such similar terms, together with the notes offered hereby, will constitute a single series of debt securities under the indenture.

The notes will mature on December 1, 2022. The notes will not be listed on any securities exchange.

Ranking

The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured indebtedness. The notes will be effectively subordinated to all of our future secured indebtedness to the extent of the assets securing that indebtedness. In addition, the notes will be structurally subordinated to all existing and future indebtedness and other liabilities and commitments of our subsidiaries to the extent of the assets of such subsidiaries, which are distinct legal entities having no obligation to pay any amounts pursuant to the notes or to make funds available for such purposes.

Interest

The notes will bear interest at a rate of 4.50% per year from November 16, 2012 or from the most recent interest payment date on which we paid or provided for interest on the notes. The interest payment dates for the notes will be each December 1 and June 1, beginning June 1, 2013, and interest will be payable to the holders of record on November 15 and May 15 immediately preceding the related interest payment date. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional Redemption

The notes are redeemable at our option, at any time or from time to time, either in whole or in part, at a redemption price equal to the greater of the following amounts, plus, in each case, accrued and unpaid interest thereon to the redemption date:

(i)	100% of the principal amount of the notes to be redeemed; and

(ii)	the sum of the present values of the Remaining Scheduled Payments.

In determining the present values of the Remaining Scheduled Payments, such payments shall be discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) using a discount rate equal to the Treasury Rate plus 45 basis points.

Calculation of the foregoing shall be made by us or on our behalf by such person as we shall designate; provided, however, that such calculation shall not be a duty or obligation of the trustee.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means (A) the arithmetic average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest Reference Treasury Dealer Quotations, or (B) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the arithmetic average of all Reference Treasury Dealer Quotations for such redemption date.

“Independent Investment Banker” means any of Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, or their respective successors as may be appointed from time to time by the Quotation Agent after consultation with us; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “primary treasury dealer”), another primary treasury dealer shall be substituted therefor by us.

“Quotation Agent” means, for purposes of determining the redemption price, such primary treasury dealer as may be selected by us.

“Reference Treasury Dealer” means each of Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, or their respective successors and any other primary treasury dealer selected by the Quotation Agent after consultation with us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the arithmetic average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any note, the remaining scheduled payments of the principal and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such note, the amount of the next scheduled interest payment thereon shall be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated yield to maturity of the Comparable Treasury Issue. In determining this rate, the price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) shall be assumed to be equal to the Comparable Treasury Price for such redemption date.

A partial redemption of the notes of this series may be effected by such method as the trustee shall deem fair and appropriate (or, in the case of notes issued in global form, based on a method as the depositary for the notes may require that most nearly approximates a pro rata selection) and may provide for the selection for redemption of a portion of the principal amount of the notes equal to an authorized denomination.

Notice of any redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of the notes to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date interest shall cease to accrue on the notes or portions thereof that are redeemed.

Change of Control Offer

If a Change of Control Triggering Event occurs, unless we have exercised our option to redeem the notes, we shall be required to make an offer (a “Change of Control Offer”) to each Holder of the notes to repurchase all or any part (equal to $2,000 and in integral multiples of $1,000 in excess thereof) of that Holder’s notes on the terms set forth herein. In a Change of Control Offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased, plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase (a “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event or, at our option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute the Change of Control, a notice shall be mailed to Holders of the notes describing the transaction that constitutes or may constitute the Change of Control Triggering Event and offering to repurchase such notes on the date specified in the notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a “Change of Control Payment Date”). The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

(i)       accept for payment all notes or portions of such notes properly tendered pursuant to the Change of Control Offer;

(ii)      deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions of such notes properly tendered; and

(iii)     deliver or cause to be delivered to the trustee the notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of notes or portions of such notes being repurchased.

We will not be required to make a Change of Control Offer upon the occurrence of a Change of Control Triggering Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party purchases all notes properly tendered and not withdrawn under its offer.

We will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes, we will comply with those securities laws and regulations and shall not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the Change of Control Offer provisions of the notes, the following terms are applicable:

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than our company or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding Voting Stock or other Voting Stock into which our Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; (4) the first day on which a majority of the members of our Board of Directors are not Continuing Directors; or (5) the adoption of a plan relating to our liquidation or dissolution. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) we become a direct or indirect wholly owned subsidiary of a holding company and (2)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

The definition of “Change of Control” includes a phrase relating to the direct or indirect sale, transfer, conveyance or other disposition of “all or substantially all” of our properties or assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer, conveyance or other disposition of less than all of our properties or assets and those of our subsidiaries taken as a whole to another person may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of our Board of Directors who (1) was a member of such Board of Directors on the date the notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Rating Agencies” means each of Moody’s and S&P; provided, that if either of Moody’s and S&P ceases to provide rating services to issuers or investors, we may appoint a replacement for such Rating Agency that is a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act.

“Rating Event” means the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60 day period (which period shall be extended so long as the rating of the notes is under publicly announced consideration for a possible change by any of the Rating Agencies) after the earlier of (1) public notice of the occurrence of a Change of Control or our intention to effect a Change of Control and (2) consummation of such Change of Control.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Limitation on Liens

We will not (nor will we permit any subsidiary to) issue, incur, create, assume or guarantee any debt for borrowed money (including all obligations evidenced by bonds, debentures, notes or similar instruments) secured by a mortgage, deed of trust, security interest, pledge, lien, charge or other encumbrance (collectively, a “lien”) upon any Principal Property or upon any shares of stock of any subsidiary that owns or leases any Principal Property (whether such Principal Property or shares are now existing or owed or hereafter created or acquired) without in any such case effectively providing, substantially concurrently with or prior to the issuance, incurrence, creation, assumption or guaranty of any such secured debt, or the grant of such lien, that the notes (together with, if we shall so determine, any other indebtedness of or guarantee by us or such subsidiary ranking equally with the notes) shall be secured equally and ratably with (or, at our option, prior to) such secured debt. The foregoing restriction, however, will not apply to each of the following:

(a)     liens on property, shares of stock or other assets of any person existing at the time such person becomes a subsidiary, provided that such liens are not incurred in anticipation of such person’s becoming a subsidiary and do not extend to any assets other than those of such person;

(b)     liens on property, shares of stock or other assets existing at the time of acquisition thereof by us or a subsidiary, or liens thereon to secure the payment of all or any part of the purchase price thereof, or liens on property, shares of stock or indebtedness or other assets to secure any debt incurred prior to, at the time of, or within 12 months after, the latest of the acquisition thereof or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such improvements;

(c)     liens in favor of, or which secure debt owing to, us or any of our subsidiaries;

(d)     liens existing at the date of the issuance of the notes;

(e)     liens on property of a person existing at the time such person is merged into or consolidated with us or a subsidiary of ours or at the time of a sale, lease or other disposition of the properties of such person as an entirety or substantially as an entirety to us or a subsidiary, provided that such lien was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition and do not extend to any assets other than those of the person merged into or consolidated with us or a subsidiary of ours or such property sold, leased or disposed;

(f)     liens in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such liens;

(g)     inchoate liens incident to construction or maintenance of real property, or liens incident to construction or maintenance of real property, now or hereafter filed of record for sums not yet delinquent or being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefore;

(h)     liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i)     liens upon specific items of inventory or other goods and proceeds of any person securing such person’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

(j)     liens encumbering customary initial deposits and margin deposits and other liens in the ordinary course of business, in each case securing Hedging Obligations and forward contract, option, futures contracts, futures options or similar agreements or arrangements designed to protect us or any of our subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

(k)     liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by us or any of our subsidiaries in the ordinary course of business;

(l)     statutory liens arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith, if reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made therefore;

(m)     liens consisting of pledges or deposits to secure obligations under workers’ compensation laws or similar legislation, including liens of judgments thereunder which are not currently dischargeable;

(n)     liens consisting of pledges or deposits of property to secure performance in connection with operating leases made in the ordinary course of business to which we or any of our subsidiaries is a party as lessee;

(o)     liens created by or resulting from any litigation or other proceeding which is being contested in good faith by appropriate proceedings, including liens arising out of judgments or awards against us or any of our subsidiaries;

(p)     liens imposed by law, such as mechanics’, workmen’s, repairmen’s, materialmen’s, carriers’, warehousemen’s, vendors’ or other similar liens arising in the ordinary course of business, or governmental (Federal, state or municipal) liens arising out of contracts for the sale of products or services by us or any of our subsidiaries, or deposits or pledges to obtain the release of any of the foregoing;

(q)     liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

(r)     liens for taxes or assessments or governmental charges or levies not yet due or delinquent, or which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings;

(s)     liens on or sales of receivables and customary cash reserves established in connection therewith;

(t)     liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’ liens and other similar liens and encumbrances none of which interfere materially with the use of the property covered thereby in the ordinary course of the business of us or any of our subsidiaries and which do not, in our opinion, materially detract from the value of such properties; or

(u)     extensions, renewals or replacements of any liens referred to in the foregoing clauses; provided, however, that (i) the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement and (ii) such extension, renewal or replacement liens will be limited to all or part of the same property and improvement thereon which secured the indebtedness so secured at the time of such extension, renewal or replacement.

Notwithstanding the restrictions in the preceding paragraph, we or any subsidiary of ours may issue, incur, create, assume or guarantee debt secured by a lien which would otherwise be subject to such restrictions, without equally and ratably securing the notes, provided that after giving effect thereto, the aggregate amount of all debt so secured by liens (not including liens permitted under clauses (a) through (u) above) plus the aggregate amount of Attributable Debt in respect of sale and lease-back transactions entered into after the date of issuance of the notes and permitted by the covenant described below under the caption “— Limitation on Sale and Lease-Back Transactions” does not exceed 20% of our Consolidated Net Tangible Assets.

Limitation on Sale and Lease-Back Transactions

We will not, nor will we permit any subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or any such Sale and Lease-Back Transaction between us and one of our subsidiaries, or between subsidiaries, unless:

(a)     we or such subsidiary would be entitled to incur indebtedness secured by a lien on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the notes, pursuant to the covenant described above under the caption “— Limitation on Liens;” or

(b)     the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by our Board of Directors) and we apply the net proceeds of such Sale and Lease-Back Transaction within 180 days of such Sale and Lease-Back Transaction to either (or a combination of) (i) the prepayment or retirement of debt for borrowed money of ours or a subsidiary of ours (other than debt that is subordinated to the notes or debt owed to us or a subsidiary) that by its terms matures more than 12 months after its creation or (ii) the purchase, construction, development, expansion or improvement of comparable properties or facilities.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the lesser of:

•	the fair market value of the Principal Property subject to the transaction; or

•

the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities then outstanding under the indenture, which may include securities in addition to the notes offered hereby) compounded semi-annually.

“Consolidated Net Tangible Assets” means, as of any date on which we effect a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom (a) all current liabilities, except for current maturities of long-term debt, the current portion of deferred revenue and obligations under capital leases; and (b) all intangible assets, to the extent included in said aggregate amount of assets, all as set forth on our most recent consolidated balance sheet and computed in accordance with GAAP.

“GAAP” means accounting principles generally accepted in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public

Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect as of the date of determination.

“Hedging Obligations” means, with respect to any specified person, the obligations of such person under:

•	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

•	other agreements or arrangements designed to manage interest rates or interest rate risk; and

•	other agreements or arrangements designed to protect such person against fluctuations in currency exchange rates or commodity prices.

“Principal Property” means (i) our principal corporate office (including any leasehold interest therein) and (ii) any facility with a primary function of distribution of our products or development (whether now owned or hereafter acquired) which is owned or leased by us or any of our subsidiaries and is located within the United States of America, unless (as to both (i) and (ii)) our Board of Directors has determined in good faith that such office or facility is not of material importance to the total business conducted by us and our subsidiaries, taken as a whole; provided, however, that any office or facility for which the annual lease obligation on the date as of which the determination is being made is equal to or less than $2.0 million shall in no event be deemed a Principal Property. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us or any subsidiary of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us or such subsidiary to such person.

Limitation on Mergers and Other Transactions

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•

we are the surviving corporation or the successor person (if other than us) is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•

immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Notwithstanding the above, any subsidiary of ours may consolidate with, merge into or transfer all or part of its properties to us.

Events of Default

Any of the following constitutes an Event of Default with respect to the notes:

•

default in the payment of any interest on the notes when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on the notes when due and payable;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than the notes), which default continues uncured for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding notes as provided in the indenture;

•

(1) our failure or the failure of any of our subsidiaries to pay indebtedness for money we borrowed or any of our subsidiaries borrowed in an aggregate principal amount of at least $100 million, at the later of final maturity and the expiration of any related applicable grace period and such defaulted payment shall not have been made, waived or extended within 30 days after written notice from the trustee or the holders of at least 25% in principal amount of such indebtedness that is outstanding or (2) acceleration of the maturity of indebtedness for money we borrowed or any of our subsidiaries borrowed in an aggregate principal amount of at least $100 million, if that acceleration results from a default under the instrument giving rise to or securing such indebtedness for money borrowed and such indebtedness has not been discharged in full or such acceleration has not be rescinded or annulled within 30 days after written notice from the trustee or the holders of at least 25% in principal amount of such indebtedness that is outstanding; and

•	certain events of bankruptcy, insolvency or reorganization involving us.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following is a general discussion of certain material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This discussion applies only to a Non-U.S. Holder (as defined below) that acquires the notes pursuant to this offering at the initial offering price. This discussion is limited to investors that hold the notes as capital assets for U.S. federal income tax purposes. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law. Furthermore, this discussion does not address any U.S. federal estate or gift tax consequences or any state, local or foreign tax consequences. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations (the “Treasury Regulations”) promulgated thereunder and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Prospective investors are urged to consult their independent tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership and disposition of the notes.

For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of a note that, for U.S. federal income tax purposes, is: (i) an individual who is classified as a non-resident of the United States, (ii) a foreign corporation, or (iii) a foreign estate or foreign trust.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns the notes should consult their independent tax advisors as to the particular U.S. federal income tax consequences of purchasing, holding, and disposing of the notes that are applicable to them.

Interest

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on the notes provided that such Non-U.S. Holder:

•	does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	is not a “controlled foreign corporation” related to us directly or constructively through stock ownership;

•	certifies on a properly executed Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form), under penalties of perjury, that it is not a U.S. person; and

•	does not receive payments of interest on the notes that are effectively connected with its conduct of a trade or business in the United States.

If interest on the notes is not effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States but it cannot satisfy the other requirements described above, payments of interest made to such Non-U.S. Holder will generally be subject to a 30% withholding tax (or lower applicable treaty rate). A Non-U.S. Holder who claims the benefit of an applicable tax treaty generally will be required to satisfy applicable certification and other requirements. Non-U.S. Holders should consult their independent tax advisors regarding their entitlement to benefits under a relevant tax treaty.

Generally, if interest on the notes is effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment in the United States) and if such Non-U.S. Holder provides a properly executed IRS Form W-8ECI

(or other applicable form), payments of interest to such Non-U.S. Holder will not be subject to the 30% withholding tax. Instead, such interest will be subject to U.S. federal income tax on a net-income basis. In addition, a Non-U.S. Holder that is a foreign corporation receiving effectively connected interest may be subject to an additional “branch profits tax” at a rate of 30% (or lower applicable treaty rate).

Dispositions of the Notes

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax with respect to gain recognized on the sale, exchange, redemption, retirement or other disposition of the notes unless (i) the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment in the United States) or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are satisfied.

In the case described above in (i), gain or loss on the disposition of such notes will be recognized in an amount equal to the difference between the amount of cash and the fair market value of any other property received for the notes and the Non-U.S. Holder’s basis in the notes. Such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the notes have been held for more than one year. Net long-term capital gains of non-corporate holders currently are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. In the case of a Non-U.S. Holder that is a foreign corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate). In the case described above in (ii), the Non-U.S. Holder generally will be subject to a flat income tax at a rate of 30% (or lower applicable treaty rate) on any capital gain recognized on the disposition of the notes, which may be offset by certain U.S. source capital losses. Proceeds from the disposition of a note that are attributable to accrued but unpaid interest generally will be subject to tax to the same extent as described above with respect to payments of interest on a note.

Backup Withholding and Information Reporting

Information returns must be filed with IRS in connection with payments of interest on the notes. Copies of the information returns reporting such payments of interest and the amount of any tax withheld may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Unless a Non-U.S. Holder complies with certain certification procedures to establish that it is not a U.S. person, information returns may also be filed with the IRS in connection with the proceeds from a sale or other disposition of a note, and such Non-U.S. Holder may be subject to backup withholding with respect to payments on or proceeds from a disposition of a note. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely provided to the IRS. Non-U.S. Holders should consult their independent tax advisors as to their qualification for any exemption for backup withholding and the procedure for obtaining such an exemption.

UNDERWRITING

We and the underwriters for the offering named below, for whom Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, have entered into an underwriting agreement dated as of the date of this prospectus supplement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase, and we have agreed to sell to each underwriter, the total principal amount of notes shown in the following table.

Underwriter	Principal Amount of Notes
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	$150,000,000
Barclays Capital Inc.	75,000,000
J.P. Morgan Securities LLC	45,000,000
Deutsche Bank Securities Inc.	7,500,000
RBS Securities Inc.	7,500,000
Citigroup Global Markets Inc.	3,000,000
Credit Suisse Securities (USA) LLC	3,000,000
HSBC Securities (USA) Inc.	3,000,000
Morgan Stanley & Co. LLC	3,000,000
Wells Fargo Securities, LLC	3,000,000

Total	$300,000,000

The obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions. The underwriters are obligated to purchase all of the notes, if they purchase any of them. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

Notes sold by the underwriters to the public initially will be offered at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at discounts from the applicable public offering price of up to 0.40% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at discounts from the applicable public offering price of up to 0.25% of the principal amount of notes. If all the notes are not sold at the applicable public offering price, the underwriters may change such offering price and the other selling terms.

The notes are a new issue of securities with no established trading market. The notes will not be listed on any securities exchange or on any automated dealer quotation system. We have been advised that the representatives intend to make a market in the notes, but they are not obligated to do so and may discontinue such market-making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the representatives may purchase and sell the notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the representatives of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The representatives may also impose a penalty bid. This occurs when a particular underwriter repays to the representatives a portion of the underwriting discount received by it because a representative has repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

Stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the notes, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time without notice. These transactions may be effected in the over-the-counter market or otherwise.

In addition to the underwriting discounts payable to the underwriters as set forth on the cover page of this prospectus supplement, we estimate that our expenses for this offering will be approximately $500,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or contribute to payments the underwriters may be required to make in respect of those liabilities.

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, certain underwriters and their affiliates are customers of our products and solutions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The notes are offered for sale in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, as defined below (each, a “Relevant Member State”), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of such notes to the public in that Relevant Member State:

(a)	at any time to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	at any time to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, as defined below, 150 legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or

(c)	at any time in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to in (a) to (c) above shall require the publication by the issuer or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement to a prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe to the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and the amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

This prospectus supplement has been prepared on the basis that all offers of the notes within the European Economic Area will be made pursuant to an exemption under Article 3(2) of the Prospectus Directive, as implemented in Relevant Member States of the European Economic Area, from the requirement to produce a prospectus for offers of the notes. Accordingly, any person making or intending to make any offer of the notes within the European Economic Area should only do so in circumstances in which no obligation arises for us, our affiliates or any of the underwriters to produce a prospectus for such offer. Neither we nor any of the underwriters have authorized, nor do we or they authorize, the making of any offer of the notes through any financial intermediary, other than offers made by the underwriters which constitute the final placement of the notes contemplated in this prospectus supplement.

Each of the underwriters has represented and agreed and undertaken that:

(i) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and it has not offered or sold and will not offer or sell the notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or as agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (“FSMA”) by us;

(ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes, in, from or otherwise involving the United Kingdom.

EXPERTS

The consolidated financial statements of BMC Software, Inc. appearing in BMC Software, Inc.’s Annual Report (Form 10-K) for the year ended March 31, 2012, and the effectiveness of BMC Software, Inc.’s internal control over financial reporting as of March 31, 2012 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the notes offered by this prospectus supplement and the accompanying prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Houston, Texas. Certain legal matters will be passed upon for the underwriters by Shearman & Sterling LLP, New York, New York.

INCORPORATION BY REFERENCE

As described in the accompanying prospectus under the caption “Incorporation of Certain Information By Reference,” we have incorporated and may incorporate by reference into this prospectus supplement and the accompanying prospectus certain documents that we have filed or may file with the Securities and Exchange Commission under the Exchange Act, including the documents identified in the accompanying prospectus and the following:

•	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2012, filed on May 10, 2012.

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2012 and September 30, 2012, filed on August 1, 2012 and November 1, 2012, respectively.

•	Our Current Reports on Form 8-K filed on May 1, 2012, May 14, 2012 (two reports filed on such date), July 3, 2012, July 26, 2012, September 17, 2012 and November 13, 2012.

•	Our Definitive Proxy Statement on Schedule 14A, filed on June 5, 2012.

•	All documents filed by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before termination of the offering of securities hereby.

However, no document that we have “furnished” or may in the future “furnish” to the Securities and Exchange Commission pursuant to the Exchange Act, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K, shall be incorporated by reference into the accompanying prospectus or this prospectus supplement.

BMC Software, Inc.

Debt Securities

Preferred Stock

Common Stock

BMC Software, Inc., from time to time, may offer to sell, in one or more series, any combination of debt securities, preferred stock or common stock. Our common stock is listed on The NASDAQ Stock Market LLC, or NASDAQ, and trades under the ticker symbol “BMC.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

We or any selling securityholder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis through a public offering or negotiated purchases. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers, agents or selling securityholders involved in the offering and any applicable fees, commissions or discount arrangements.

This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered may be described in a supplement to this prospectus, which may also add, update or change information contained in this prospectus.

Investing in these securities involves certain risks. See “Risk Factors” on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated October 26, 2011

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings in amounts and with prices and other terms to be determined. This prospectus provides you with a general description of the securities we may offer. When we sell securities under this prospectus, we may provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. You can obtain copies of these materials from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our SEC filings will also be available to you on the SEC’s website at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus concerning the provisions of legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows the “incorporation by reference” of the information filed by us with the SEC into this prospectus, which means that important information can be disclosed to you by referring you to those documents. Those documents that are filed prior to the date of this prospectus listed below are considered part of this prospectus, and those documents that are filed after the date of this prospectus and prior to the sale of securities to you pursuant to this prospectus will be considered a part of this prospectus. Information that we file later with the SEC will automatically update and supersede the previously filed information. The documents listed below and documents that we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, after the date of this prospectus and prior to the termination of the offering of securities hereby are incorporated by reference herein.

1. Our Annual Report on Form 10-K for the fiscal year ended March 31, 2011, filed on May 16, 2011.

2. Our Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2011 and September 30, 2011, filed on July 28, 2011 and October 26, 2011, respectively.

3. Our Current Reports on Form 8-K filed on April 29, 2011 and July 25, 2011.

4. Our Definitive Proxy Statement on Schedule 14A, filed on June 17, 2011.

5. The description of our common stock contained in the Registration Statement on Form 8-A dated August 25, 1988, filed with the SEC to register such securities under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

6. All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before termination of the offering of securities hereby.

We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that have been incorporated by reference into this prospectus. You should direct any requests to BMC Software, Inc., Attn: Investor Relations, 2101 CityWest Boulevard, Houston, Texas 77042-2827, or you may contact us at (800) 841-2031 ext. 4525 or via email at investor@bmc.com. Information about us is also available on our web site at http://www.bmc.com. Information on our website is not incorporated by reference into this prospectus and therefore is not part of this prospectus.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate by reference contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act, which are identified by the use of the words “believe,” “expect,” “anticipate,” “estimate,” “will,” “contemplate,” “would” and similar expressions that contemplate future events. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Numerous important factors, risks and uncertainties affect our operating results, including, without limitation, those contained in this prospectus and the documents that we incorporate by reference, and could cause our actual results, levels of activity, performance or achievement to differ materially from the results expressed or implied by these or any other forward-looking statements made by us or on our behalf. There can be no assurance that future results will meet expectations. You should pay particular attention to the risk factors and cautionary statements referenced in the section of this prospectus entitled “Risk Factors.” You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We undertake no obligation to update any forward-looking statements.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before acquiring any offered securities pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement, including, without limitation, the risks described in our Annual Report on Form 10-K for the fiscal year ended March 31, 2011, which is incorporated herein by reference, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before making an investment decision. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. See “Where You Can Find More Information.”

THE COMPANY

All references in this prospectus to “BMC,” “the company,” “we,” “us” and “our” are to BMC Software, Inc. and its direct and indirect subsidiaries, unless the context otherwise requires.

BMC Software, Inc. is one of the world’s largest software companies. We provide IT management solutions primarily for large enterprises. Our extensive portfolio of IT management software solutions simplifies and automates the management of IT processes, mainframe, distributed, virtualized and cloud computing environments, as well as applications and databases. We also provide our customers with maintenance and support services for our products and assist customers with software implementation, integration, IT process and organizational transformation, and education services. We were organized as a Texas corporation in 1980 and were reincorporated in Delaware in July 1988.

Our principal corporate offices are located at 2101 CityWest Boulevard, Houston, Texas 77042-2827. Our main telephone number is (713) 918-8800.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

The debt securities will be issued under an indenture between us and Wells Fargo Bank, N.A., as trustee. We have summarized select portions of the indenture below. The summary is not complete. The form of the indenture has been incorporated by reference as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.

When we refer to “BMC Software,” “we,” “our” and “us” in this section, we mean BMC Software, Inc. excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in a resolution of our Board of Directors, in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium or at a discount. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:

•	the title of the debt securities;

•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which we will pay the principal on the debt securities;

•

the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•

the place or places where principal of, premium and interest on the debt securities will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices and demands in respect of the debt securities and the indenture may be served;

•	the terms and conditions upon which we may redeem the debt securities;

•

any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the terms and conditions upon which we shall redeem the debt securities;

•

any dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $2,000 and any integral multiple of $1,000 in excess thereof;

•

the forms of the debt securities and whether the debt securities will be issued as certificated debt securities or global debt securities and, in the cases such debt securities are issued as global debt securities, the depositary for such global debt securities, and the terms and conditions, if any, upon which such global debt securities may be exchanged for certificated debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•

if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•

the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any guarantors and the terms of the related guarantees of the debt securities;

•

any addition to or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•	any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series; and

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

In addition, the indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the resolution of our Board of Directors, the officers’ certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, or the Depositary, as depositary for the debt securities, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “-Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.

The Depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the Depositary for the related global debt security (“participants”) or persons that may hold interests through participants. Upon the issuance of a global debt security, the Depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the Depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the Depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the Depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the Depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, and premium and interest on book-entry debt securities to the Depositary or its nominee, as the case may be, as the registered holder of the related global debt security. BMC Software, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the Depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such Depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the Depositary is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the Depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the Depositary and the Depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

No Protection in the Event of a Change in Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control), which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person (a “successor person”) unless:

•

we are the surviving corporation or the successor person (if other than BMC Software) is an entity organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the indenture;

•

immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing under the indenture; and

•	certain other conditions are met.

Notwithstanding the above, any subsidiary of BMC Software may consolidate with, merge into or transfer all or part of its properties to BMC Software.

Events of Default

Unless we state otherwise in the applicable prospectus supplement, “Event of Default” means with respect to any series of debt securities, any of the following:

•

default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of or premium on any debt security of that series when due and payable;

•

default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured, or without provision deemed to be adequate for the remedying thereof having been made, for a period of 60 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the Outstanding debt securities of that series as provided in the indenture;

•	certain events of bankruptcy, insolvency or reorganization of BMC Software; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. Further, the Event of Default giving rise to such declaration of acceleration, along with its consequences, shall be deemed to have been waived, rescinded and annulled if (i) we pay to the trustee a sum sufficient to pay all amounts owed to the trustee, all arrears of interest, if any, and the principal of and premium, if any, on any debt securities of such series that have become due (otherwise than by such declaration of acceleration) and interest thereon and (ii) every other Event of Default, or event which, after notice or lapse of time, or both, would become an Event of Default, with respect to debt securities of such series (other than the non-payment of the principal of debt securities of that series which has become due solely by such declaration of acceleration) has been cured or waived. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•

the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than 25% in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

Unless we state otherwise in the applicable prospectus supplement, we may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of, or extend the time for payment of, interest (including default interest) on any debt security;

•

reduce the principal of or premium on or extend the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•

waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•

make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	waive a redemption payment with respect to any debt security; provided that such redemption is made at our option.

Without the consent of any holder, we and the trustee may amend or supplement the indenture or any debt securities of one or more series for one ore more of the following purposes:

•

to cure any ambiguity or correct or supplement any provision contained in the indenture, in any supplemental indenture or in any debts securities, which may be defective or inconsistent with any other provision contained therein, or to conform the terms in the indenture to the description of any debt securities included in this prospectus, an accompanying prospectus supplement or other offering document applicable to such debt securities at the time of initial sale;

•

to evidence the succession of another person pursuant to provisions of the indenture relating to the consolidations, mergers and sales of assets and the assumption of such successor of the covenants, agreements and obligations in the indenture and in the debt securities;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

•	to make any change that would provide additional rights or benefits to the holders or that does not adversely affect the legal rights of any holder;

•	to change or eliminate any provision in the indenture prior to the execution of a supplemental indenture that is entitled to the benefit of such provision;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the indenture;

•

to evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series and to add to or change any provisions of the indenture as shall be necessary to provide for or facilitate the administration of the indenture by more than one trustee;

•	to add guarantors or co-obligors with respect to any debt securities or release guarantors from their guarantees of debt securities;

•

to (i) establish the form and terms of debt securities of any series, (ii) authorize the issuance of additional debt securities of a series previously authorized or (iii) to add to the conditions, limitations or restrictions on the amount, terms or purposes of issuance, authentication or delivery of debt securities of any series; or

•	to comply with the requirements of the SEC in order to effect or maintain the qualification of this Indenture under the Trust Indenture Act of 1939, as amended.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. Unless we state otherwise in the applicable prospectus supplement, the indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. Unless we state otherwise in the applicable prospectus supplement, the indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•

we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•

depositing with the trustee money and/or U.S. Government Obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, Foreign Government Obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•

delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. Government Obligations or Foreign Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

“Foreign Government Obligations” means, with respect to debt securities of any series that are denominated in a currency other than U.S. Dollars:

•

direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or

•

obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF PREFERRED STOCK

The following briefly summarizes the material terms of our preferred stock, other than pricing and related terms that will be disclosed in an accompanying prospectus supplement. You should read the particular terms of any series of preferred stock offered by us, which will be described in more detail in any prospectus supplement relating to such series, together with the more detailed provisions of our certificate of incorporation, as amended (which we refer to as our Restated Certificate of Incorporation), and the certificate of designation relating to each particular series of preferred stock for provisions that may be important to you. The Restated Certificate of Incorporation is incorporated by reference into the registration statement of which this prospectus forms a part. The certificate of designation relating to the particular series of preferred stock offered by an accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

As of the date of this prospectus, we are authorized to issue up to 1,000,000 shares of preferred stock, par value $.01 per share (none of which are currently outstanding). Under our Restated Certificate of Incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

•	the number of shares to be included in the series;

•	the designations, preferences and relative, participating, optional and other special rights of the shares of such series;

•	any voting rights of that series of preferred stock; and

•	the qualifications, limitations or restrictions of such series.

All shares of preferred stock offered hereby will not have any preemptive rights. Our board of directors may exercise its discretion in establishing the terms of each series of preferred stock. Shares of preferred stock could have rights that would cause such shares to be equal or superior to the common stock with respect to such matters as voting, dividends and liquidation rights or which could adversely affect holders of the common stock or discourage or make difficult any attempt to obtain control of the company.

We will set forth in a prospectus supplement relating to the series of preferred stock being offered the terms of the preferred stock as determined by our board of directors, including the following:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•	the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation applicable to the preferred stock;

•	whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

•	the procedures for any auction and any remarketing for the preferred stock;

•	the provisions for a sinking fund, if any, for the preferred stock;

•	the provisions for redemption or repurchase, if applicable, of the preferred stock;

•

while any shares of such series are outstanding, the limitations and restrictions, if any, upon the payment of dividends on, and upon the purchase, redemption or other acquisition by us of, our common stock, or any other class or series of our stock ranking junior to the shares of such series either as to dividends or upon liquidation;

•	any listing of the preferred stock on any securities exchange;

•

the terms and conditions, if applicable, upon which the preferred stock will be convertible into common stock or other series of preferred stock or other securities, including the conversion price (or manner of calculation) and conversion period;

•	voting rights, if any, of the preferred stock;

•	whether interests in the preferred stock will be represented by depositary shares;

•	a discussion of any material and/or special federal income tax considerations applicable to the preferred stock;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution or winding up of our affairs;

•

any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with the class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is only a summary. We encourage you to read our Restated Certificate of Incorporation, which is incorporated by reference into the registration statement of which this prospectus forms a part. As of the date of this prospectus, we are authorized to issue up to 600,000,000 shares of common stock, $0.01 par value per share. As of October 21, 2011, we had outstanding 170,198,000 shares of our common stock.

Subject to such preferential rights as may be granted by our Board of Directors in connection with future issuances of preferred stock, the holders of shares of common stock are entitled to one vote for each share held on all matters to be voted on by stockholders and are entitled to receive ratably such dividends as may be declared by our Board of Directors in its discretion from funds legally available therefor. In the event of a liquidation, dissolution or winding up of our company, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and any liquidation preference owed to holders of preferred stock. Holders of our common stock have no preemptive rights and have no rights to convert their shares of our common stock into any other securities. Matters submitted for stockholder approval generally require a majority vote. The shares of our common stock currently outstanding are fully paid and nonassessable.

Our common stock is listed on NASDAQ and trades under the symbol “BMC.”

Anti-Takeover Effects of Delaware Law

We are subject to the provisions of Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the time that such stockholder became an interested stockholder, unless:

(1) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

(2) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned:

•	by persons who are directors and also officers; and

•	by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

(3) at or subsequent to such time the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines “business combination” to include:

(1) any merger or consolidation involving the corporation and the interested stockholder;

(2) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

(3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

(4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

(5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person who or which beneficially owns 15% or more of the outstanding voting stock of the corporation or any person affiliated with or controlling or controlled by the corporation that was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination if such person is an interested stockholder.

The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of our common stock held by stockholders.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table presents our historical ratio of earnings to fixed charges for each of the years in the five-year period ended March 31, 2011 and for the six months ended September 30, 2011. As we had no shares of preferred stock outstanding during any of the periods presented, the ratios of earnings to combined fixed charges and preferred stock dividends is the same as the ratios of earnings to fixed charges, and accordingly, have not been presented.

	Year Ended March 31,					Six Months Ended
	2007	2008	2009	2010	2011	September 30, 2011
Consolidated Ratios of Earnings to Fixed Charges	16.8x	24.0x	10.8x	13.7x	14.2x	14.5x

For purposes of computing the ratio of earnings to fixed charges, earnings consist of earnings (loss) before income taxes plus fixed charges (excluding capitalized interest) and amortization of capitalized interest. Fixed charges consist of (i) third-party interest expense, including capitalized interest, (ii) amortization of bond discount and loan issuance costs and (iii) a portion of rental expenses deemed representative of the interest factor. Interest accrued on uncertain tax positions is presented within the provision for income taxes in the consolidated statements of operations and has been excluded from the determination of fixed charges.

USE OF PROCEEDS

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We or the selling securityholders, if any, may sell the securities in any of three ways (or in any combination): (a) through underwriters or dealers; (b) directly to a limited number of purchasers or to a single purchaser; or (c) through agents. The prospectus supplement will set forth the terms of the offering of such securities, including:

(a) the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

(b) the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

(c) any securities exchanges on which the securities may be listed.

We or any of the selling securityholders, if any, may distribute the securities from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

We or the selling securityholders, if any, may directly solicit offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom the underwriters may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

We will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

The securities may or may not be listed on a national securities exchange such as NASDAQ. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by exercising their over-allotment option, if any, or making purchases in the open market. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplement, the validity of those securities may be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended March 31, 2011, and the effectiveness of our internal control over financial reporting as of March 31, 2011 as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

$300,000,000

BMC Software, Inc.

4.50% Notes due 2022

PROSPECTUS    SUPPLEMENT

November 13, 2012

Joint Book-Running Managers

BofA Merrill Lynch	Barclays	J.P. Morgan

Co-Managers

Deutsche Bank Securities		RBS
Citigroup		Credit Suisse
HSBC	Morgan Stanley	Wells Fargo Securities